Exhibit 99.1

IGNYTA PROVIDES UPDATE ON ENTRECTINIB AND RXDX-105 AT THE ESMO 2017 CONGRESS

•	Ignyta has achieved enrollment of two registration-enabling efficacy data sets for lead candidate, entrectinib, to support dual NDA submissions in NTRK tissue-agnostic and ROS1 fusion-positive non-small cell lung cancer (NSCLC) indications

•	Updated entrectinib data in ROS1 NSCLC to be shared in oral presentation at the IASLC 18th World Conference on Lung Cancer on October 18, 2017

•	New Phase 1b clinical data on RXDX-105 presented in late-breaking oral session at the European Society for Medical Oncology (ESMO) 2017 Congress

September 11, 2017, 8:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today provided an update on entrectinib—an orally bioavailable, CNS-active tyrosine kinase inhibitor being developed in tumors that harbor NTRK fusions or ROS1 fusions, currently being studied in a registration-enabling Phase 2 clinical trial known as STARTRK-2—and RXDX-105—an investigational, VEGFR-sparing, potent RET inhibitor.

“Building on last week’s announcement of the completion of enrollment of the entrectinib efficacy data set for NDA submission in ROS1 fusion-positive non-small cell lung cancer, we are equally excited to also have completed enrollment of the efficacy data set for NDA submission in the NTRK tissue-agnostic indication,” said Jonathan Lim, M.D., chairman and CEO of Ignyta. “We look forward to dual registration submissions in 2018 for these two independent, high unmet need, molecularly defined populations.”

Entrectinib program updates:

•	Based on written feedback from the FDA, Ignyta confirms completion of enrollment of the efficacy data sets for both the NTRK tissue-agnostic (i.e., fusion-positive solid tumor) cohort and the ROS1 NSCLC cohort to support dual NDA submissions in 2018.

•	No additional studies were requested for these submissions.

•	Entrectinib was intentionally designed to cross the blood-brain barrier and has demonstrated CNS activity. Specific guidance was provided by FDA on inclusion of entrectinib CNS efficacy data in future prescribing information for both NTRK and ROS1.

•	An update on data from STARTRK-2 on entrectinib in ROS1 NSCLC, including an additional six months of follow-up, will be presented at the International Association for the Study of Lung Cancer (IASLC) 18th World Conference on Lung Cancer (WCLC) in Yokohama, Japan October 18, 2017. Previous interim data were shared in an investor update call in April 2017.

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Additionally, a recent joint meeting with the Center for Devices and Radiological Health (CDRH) and the Center for Drug Evaluation Research (CDER) on companion diagnostic strategy for entrectinib confirms the premarket approval submission plan and timeline for Trailblaze Pharos are tracking with the dual NDA submissions in NTRK and ROS1.

RXDX-105 program updates:

New Phase 1b clinical data on RXDX-105 presented this week at the ESMO 2017 Congress in Madrid, Spain demonstrated clinical activity in RET fusions and compelling response rate in an ultra-rare lung cancer population.

Safety –

•	A total of 152 patients, with a range of solid tumors, have been treated in the Phase 1/1b clinical trial, including 74 patients treated at the recommended Phase 2 dose of 275mg daily in the fed state, and 43 patients treated at a dose of 350mg daily in the fed state.

•	RXDX-105 continues to be well tolerated, with the most common treatment-related adverse events Grade 1 or 2 and reversible with dose modifications. The most common Grade 3 treatment-related adverse events (>5 percent) were rash (10 percent), hypophosphatemia (7 percent) and elevated ALT (7 percent).

•	Importantly, toxicities commonly associated with VEGFR inhibition, such as hypertension, hypothyroidism, proteinuria and neurotoxicity were rarely observed (<5 percent); and RXDX-105 was not associated with Qt/QTc prolongation.

Efficacy –

•	Of those treated, 22 patients had NSCLC harboring RET fusions and were RET inhibitor naïve, making them evaluable for response.

•	A preliminary objective response rate of 75 percent was observed in patients with non-KIF5B-RET fusions, with six of eight patients achieving a confirmed partial response. In contrast, those with KIF5B-RET fusions (14 patients) did not demonstrate a RECIST response. These data are consistent with previous studies that suggest that KIF5B-RET fusions may be less susceptible to RET inhibition.

•	The longest duration of response (DOR) in a responding patient with non-KIF5B-RET fusion was 10.2 months and ongoing; two-thirds of responding patients currently continue on treatment in active response; median DOR therefore has not yet been reached.

Development plan –

•	This robust clinical trial design has employed next generation sequencing to identify the precise patient populations most likely to benefit from RXDX-105 – those with non-KIF5B-RET fusions – which is estimated to be approximately 800 new patients per year in the United States.

•	The RXDX-105 Phase 1b study will be concluded with no further enrollment. Those currently receiving treatment will remain on study.

•	Ignyta will continue discussing RXDX-105 with potential partners and will provide an update on this program in the first half of 2018.

A conference call and live webcast will be held on September 11, 2017 at 5:00 a.m. Pacific time (8:00 a.m. Eastern time) to discuss the entrectinib and RXDX-105 program updates. To participate in the conference call, please dial (800) 930-1344 (U.S.) or (719) 457-2642 (international) and provide Conference ID 6430774. To access the live webcast, go to https://www.ignyta.com/investors/.

A replay of the presentation will be available shortly after the conclusion of the live call in the Investors section of the company’s website at https://www.ignyta.com/investors/, and will be archived and available at that site for 14 days.

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with rare cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

About the WCLC

The World Conference on Lung Cancer (WCLC) is the world’s largest meeting dedicated to lung cancer and other thoracic malignancies, attracting over 6,000 researchers, physicians and specialists from more than 100 countries. The goal is to disseminate the latest scientific achievements; increase awareness, collaboration and understanding of lung cancer; and to help participants implement the latest developments across the globe. Organized under the theme of “Synergy to Conquer Lung Cancer,” the conference will cover a wide range of disciplines and unveil several research studies and clinical trial results. For more information, visit http://wclc2017.iaslc.org/.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the development of entrectinib, RXDX-105 and our other product candidates, including potential differentiating factors; the clinical and/or non-clinical data or plans underlying entrectinib or any of our other development programs, and the timelines associated with such programs; our ability to design and conduct development activities for entrectinib and our other development programs; our ability to obtain regulatory approvals in order to market any of our product candidates; and our ability to successfully commercialize any approved products. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; our dependence on third party manufacturers for supply of our product candidates and any approved products; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contact Information:

Ignyta, Inc.

Jacob Chacko, M.D., 858-255-5959

CFO

jc@ignyta.com